Exhibit 10.8

September 1, 2010

CONFIDENTIAL

Kenneth J. Sicinski

[Address]

Dear Kenneth:

This confirms our offer of employment to you at Flagship Credit Acceptance LLC (the “Company”). This offer is contingent upon and shall become effective only upon consummation of the transactions (the “Transaction”) contemplated under that certain Purchase Agreement (the “Purchase Agreement”) dated on or around August 31, 2010 between the Company and Flagship Credit Corporation (“Flagship”). The Company shall rescind the offer hereunder in the event the transactions contemplated under the Purchase Agreement are not consummated.

You shall serve as Senior Vice President of the Company and shall have such duties and responsibilities consistent with such position and as otherwise delegated to you from time to time. Your starting salary will be $200,000 per annum, payable in accordance with the Company’s normal payroll practices and subject to applicable taxes and withholding obligations. Your projected start date of employment will be the first business day following consummation of the transactions under the Purchase Agreement, however, for the purpose of determining your eligibility under the Company benefits plans, your tenure will be consistent with your prior position with Flagship Credit Corporation.

You will be entitled to participate in the Company’s retirement plan and all other employee benefit plans, consistent with the terms and conditions of those plans; provided that such benefits will be, in the aggregate, substantially similar to those benefits, in the aggregate, which you received immediately prior to the date of the Transaction pursuant to your employment with Flagship. You will also initially receive 25 days of Paid Time Off (PTO) per year, which shall accrue as 7.69 hours per pay period.

In the sole discretion of the Company’s Board of Directors, you will be eligible for a bonus, with a target amount in the range of 30% to 60%, to be determined at each calendar year-end based on your performance and the performance of the Company. Bonuses are expected to be paid in accordance with the Company’s annual schedule for bonus payments. You must be employed on the day bonuses are distributed to receive any bonus payments.

You agree that your employment by the Company is “at will,” which means either the Company or you are free to terminate such employment at any time, for any reason. However, your employment is guaranteed for the first full year from your start date. In any year subsequent to the first year, you and the Company each agree to provide not less than ten (10) business days written notice in the event of a decision to terminate your employment, except that the Company reserves the right to terminate your employment with immediate effect for misconduct or other cause, as determined by the Company in its sole discretion; provided that the foregoing will not supersede any other definition of “cause” that may be applicable to you with respect to your right to receive compensation or benefits pursuant to one or more of the Company’s benefit plans.

This letter supersedes any all prior discussions and agreements between us relating to the subject matter of this letter. Please sign below if you accept our offer and return a copy to me. This offer remains opens until the close of business on September 1, 2010. We look forward to your joining us.

Sincerely,

/s/ Michael C. Ritter

Accepted and agreed to:

By:	/s/ Kenneth J. Sicinski
Print:	Kenneth J. Sicinski
Date:	9/1/10